Exhibit 99.1

Investor Relations:
John Lawlor
613-738-3503
Media Contacts:
Sean Reid, Cognos
613-738-1440
Gwen Gulick, Samantha
Smith, The Horn Group
781-356-7100

Cognos® Reports Record Fourth Quarter and Full Year Results

Strong Business Intelligence Performance Strengthens Leading Market Position

Ottawa, ON & Burlington, MA, April 2, 2003 — Cognos Incorporated (Nasdaq: COGN; TSX: CSN – all figures in U.S. dollars), the world leader in business intelligence (BI) and corporate performance management, today announced results for the Company’s fourth quarter and full fiscal year 2003, ended February 28, 2003. Revenue for the quarter was $163.7 million, an increase of 15 percent from the fourth quarter of last year, when revenue was $142.8 million.

Net income for the fourth quarter of fiscal 2003 was $29.6 million, resulting in diluted earnings per share of $0.33. The Company recorded a lower tax rate in the quarter, which contributed $0.03 to the diluted earnings per share. This compares to net income of $10.1 million and diluted earnings per share of $0.11 for the fourth quarter of the prior fiscal year. Excluding special charges, net income was $25.1 million, or $0.27 per share in the fourth quarter of the prior fiscal year.1

Revenue for the full fiscal year 2003 was $551.0 million, an increase of 12 percent compared with revenue of $491.3 million for the previous year. Net income for fiscal year 2003 was $73.1 million, or $0.81 per share. This compares with the prior year’s net income of $19.4 million, or $0.21 per share. Excluding special charges in the prior fiscal year, net income was $43.4 million, or $0.48 per share.1

Business intelligence revenue continued its strong growth in the quarter, reaching $155.3 million, an increase of 16 percent from the fourth quarter of last year. BI license revenue increased 6 percent to $77.3 million, compared to $73.0 million in the same period last year.

Highlights of the Quarter

o	Acquisition of Adaytum, the world leader in enterprise planning, extends richness of Cognos corporate performance management solution

o	Double-digit percentage growth for BI revenue in all three major geographies - North America, Europe, and Asia-Pacific

o	Introduction of Series 7 Version 2 drives continued strong momentum and positive customer response for the Cognos solution

o	Strong operating margin of 23.8 percent

The Company’s balance sheet remains strong. Operating cash flow was $55.7 million. As a result, the Company exited the quarter with $242.3 million in cash, cash equivalents, and short-term investments.

“We are extremely pleased with the results for the fourth quarter and the full year,” said Cognos Chief Executive Officer Ron Zambonini. “It was rock solid on all fronts. Cognos employees are delivering and our customers are responding. Our new product pipeline and sound execution are driving competitive success. And the integration of Adaytum’s market-leading performance planning software enhances the richness of our corporate performance management solution.

“Major organizations throughout the world continue to make significant commitments to the Cognos business intelligence and corporate performance management solution. The Company received large orders from leading organizations such as AT&T, BMW, Citigroup, DaimlerChrysler, Dow Chemical, Fiducia, General Electric, Lucent, Metropolitan Life, Pfizer, Sun Trust Bank, Union Bank of Switzerland, and the U.S. Army, Coast Guard, and Navy.

“The outlook for Cognos is excellent. The integration of Adaytum is on track and we are already seeing substantial synergy in the marketplace. We have extended our leadership position in the BI and enterprise planning markets. Our competitive position has never been better. And the growth opportunities for Cognos are excellent.

“I am proud of the hard work and dedication of the Cognos team and their accomplishments last year, and look forward to building on this momentum in fiscal 2004.”

Business Outlook

Management offers the following outlook for the first quarter of fiscal 2004, ending May 31, 2003:

o	Revenue is expected to be in the range of $146 million to $150 million;

o	Diluted earnings per share are expected to be in the range of $0.12 to $0.14.

Cognos will present the Company’s financial results for the fourth quarter and full fiscal year 2003 at 5:15 p.m. Eastern Time, today, April 2, 2003. The conference call may be accessed at 416-640-1907. The Webcast may be accessed at
http://www.cognos.com/company/investor/events/fy03q4/index.html

Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

This press release contains forward-looking statements relating to, among other things, the Company’s expectations concerning future revenues and earnings, product demand and growth opportunities; business outlook and business momentum; new product introductions and customer reaction; the benefits to be derived from the integration of acquired products and technologies; market positioning and technology strategies and execution.

These forward-looking statements are neither promises nor guarantees, but involve risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements. Factors that may cause such differences include, but are not limited to: the Company’s ability to maintain revenue growth or to anticipate a decline in revenue from any of its products or services; an uncertain economic environment due to the war in Iraq and the terrorist threat; the Company’s ability to develop and introduce new products and enhancements that respond to customer requirements and rapid technological change; new product introductions and enhancements by competitors; the Company’s ability to compete in an intensely competitive market; the Company’s ability to select and implement appropriate business models and strategies; fluctuations in its quarterly and annual operating results based on historical patterns; the impact of global economic conditions on the Company’s business; unauthorized use of the Company’s intellectual property; claims by third parties that the Company’s software infringes their intellectual property; the risks inherent in international operations, such as currency exchange rate fluctuations; the Company’s ability to identify, hire, train, motivate, and retain highly qualified management and other key personnel; and the Company’s ability to identify, pursue, and complete acquisitions with desired business results; as well as the risk factors discussed in the Company’s most recent Annual Report on Form 10-K filed with the United States Securities and Exchange Commission, as well as other periodic reports filed with the SEC. Readers should not place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statement to reflect any change in its expectations or in events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those contained in the forward-looking statements.

Cognos discloses pro forma or non-GAAP measures of net income and earnings per share. Management believes that this pro forma information provides greater comparability regarding Cognos’ ongoing operating performance. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States (“U.S. GAAP”) such as net income and earnings per share. These pro forma measures are unlikely to be comparable to pro forma information provided by other issuers. In accordance with SEC Regulation G, reconciliation of the Cognos U.S. GAAP information to the pro forma information is provided in the table attached. We will also make available on the investor relations page of our web site at www.cognos.com this press release, a replay of the Webcast, slides used in the Webcast, non-GAAP financial measures that may be discussed on the Webcast, as well as the most directly comparable GAAP financial measures and a reconciliation of the difference between the GAAP and non-GAAP financial measures.

About Cognos

Cognos, the world leader in business intelligence and performance management, delivers software that helps companies drive, monitor and understand corporate performance.

Cognos delivers the next level of competitive advantage — Corporate Performance Management (CPM) — achieved through the strategic application of BI on an enterprise scale. Our integrated CPM solution helps customers drive performance through planning; monitor performance through scorecarding; and understand performance through business intelligence.

Cognos serves more than 22,000 customers in over 135 countries. Cognos enterprise business intelligence solutions and services are also available from more than 3,000 worldwide partners and resellers.  For more information, visit the Cognos Web site at http://www.cognos.com.

Cognos and the Cognos logo are trademarks or registered trademarks of Cognos Incorporated in the United States and/or other countries. All other names are trademarks or registered trademarks of their respective companies.

_________________

1These pro forma measures are non-GAAP measures. Special charges were a restructuring charge and costs related to the settlement of litigation. Please see the following table for a reconciliation of these measures to the most comparable measure in accordance with GAAP.

RECONCILIATION OF PRO-FORMA INFORMATION:

	Three months ended February 28,		Year ended February 28,
	2003	2002	2003	2002

Net Income:
Reported net income	$29,565	$10,120	$73,144	$19,408
Special charges (included in operating expenses)	—	20,642	—	33,440
Tax effect on special charges	—	(5,639)	—	(9,414)

Pro-forma net income	$29,565	$25,123	$73,144	$43,434

Diluted net income per share:
Reported net income	$0.33	$0.11	$0.81	$0.21
Special charges (after tax)	—	0.16	—	0.27

Pro-forma net income	$0.33	$0.27	$0.81	$0.48

Weighted average number of shares (000s):
Diluted	90,665	91,897	90,531	90,461

SUPPLEMENTARY INFORMATION:

	FY2002	FY2003

	Q4	Q1	Q2	Q3	Q4

Revenue Statistics ($000s)
BI	133,567	111,598	120,576	130,299	155,265
Application development tools	9,225	8,532	8,528	7,775	8,463

BI License	73,018	47,966	52,988	60,346	77,281

North America	87,501	78,913	80,768	83,952	95,362
Europe	45,341	33,717	39,255	43,750	56,634
Asia/Pacific	9,950	7,500	9,081	10,372	11,732

Year-Over-Year Revenue Growth Statistics
BI	1%	13%	13%	14%	16%
Application development tools	(24%)	(9%)	(11%)	(23%)	(8%)

BI License	(4%)	16%	10%	7%	6%

North America	(4%)	18%	11%	9%	9%
Europe	2%	1%	10%	14%	25%
Asia/Pacific	22%	0%	18%	21%	18%

Other Statistics
Cash, cash equivalents, and short-term investments ($000s)	314,529	338,259	331,261	338,103	242,258
Days sales outstanding	72	60	59	67	76
Total employees	2,598	2,649	2,684	2,714	2,989

COGNOS INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME

(US$000s except share amounts, U.S. GAAP)

	Three Months Ended the Last Day of February		Years Ended the Last Day of February
	2003	2002	2003	2002

	(Unaudited)
Revenue
Product license	$ 79,600	$ 75,420	$246,697	$228,255
Product support	59,364	46,631	211,633	175,636
Services	24,764	20,741	92,706	87,411

Total revenue	163,728	142,792	551,036	491,302

Operating expenses
Cost of product license	757	694	2,927	3,609
Cost of product support	5,785	4,595	20,467	16,576
Selling, general, and administrative	97,089	84,149	350,766	343,276
Research and development	21,112	19,190	78,103	74,614
Special charges	—	20,642	—	33,440

Total operating expenses	124,743	129,270	452,263	471,515

Operating income	38,985	13,522	98,773	19,787
Interest expense	(230)	(283)	(672)	(540)
Interest income	1,456	1,755	6,197	8,922

Income before taxes	40,211	14,994	104,298	28,169
Income tax provision	10,646	4,874	31,154	8,761

Net income	$ 29,565	$ 10,120	$ 73,144	$ 19,408

Net income per share
Basic	$0.34	$0.12	$0.83	$0.22

Diluted	$0.33	$0.11	$0.81	$0.21

Weighted average number of common shares (000s)
Basic	87,997	87,671	87,936	87,807

Diluted	90,665	91,897	90,531	90,461

COGNOS INCORPORATED
CONSOLIDATED BALANCE SHEETS

(US$000s, U.S. GAAP)

	February 28, 2003	February 28, 2002

Assets
Current assets
Cash and cash equivalents	$162,588	$192,900
Short-term investments	79,670	121,629
Accounts receivable	139,116	114,059
Prepaid expenses and other current assets	8,884	7,302
Deferred tax assets	5,427	6,404

	395,685	442,294
Fixed assets	63,467	59,008
Intangible assets	29,408	5,620
Goodwill	169,991	15,230

	$658,551	$522,152

Liabilities
Current liabilities
Accounts payable	$ 33,310	$ 26,387
Accrued charges	34,192	34,210
Salaries, commissions, and related items	48,916	37,453
Income taxes payable	4,395	6,167
Deferred revenue	146,008	110,504

	266,821	214,721
Long-term liabilities	1,647	9,131
Deferred income taxes	13,561	3,127

	282,029	226,979

Stockholders’ Equity
Capital stock
Common shares and additional paid-in capital (2003 - 88,124,914; 2002 - 87,997,220)	173,363	152,429
Treasury shares (2003 - 22,500; 2002 - 0)	(501)	—
Deferred stock-based compensation	(1,243)	(792)
Retained earnings	213,527	158,762
Accumulated other comprehensive loss	(8,624)	(15,226)

	376,522	295,173

	$658,551	$522,152

COGNOS INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS

(US$000s, U.S. GAAP)

	Three Months Ended the Last Day of February		Years Ended the Last Day of February

	2003	2002	2003	2002

Cash provided by (used in) operating activities	(Unaudited)
Net income	$ 29,565	$ 10,120	$ 73,144	$ 19,408
Non-cash items
Depreciation and amortization	6,623	8,450	21,870	31,031
Amortization of deferred stock-based compensation	151	1,683	669	3,341
Amortization of other deferred compensation	62	2,829	477	4,767
Deferred income taxes	384	(10,984)	4,043	(13,111)
Loss on disposal of fixed assets	65	531	174	1,114

	36,850	12,629	100,377	46,550
Change in non-cash working capital
Decrease (increase) in accounts receivable	(15,683)	(15,265)	(41)	29,605
Decrease (increase) in prepaid expenses and other current assets	(574)	(392)	281	1,711
Decrease in income tax assets	—	5,525	—	—
Increase (decrease) in accounts payable	5,256	2,693	798	(1,052)
Increase (decrease) in accrued charges	(6,616)	3,305	(16,371)	13,204
Increase in salaries, commissions, and related items	1,299	3,464	2,234	9,408
Increase (decrease) in income taxes payable	1,786	5,530	(1,259)	(11,218)
Increase in deferred revenue	33,409	26,174	18,506	15,481

	55,727	43,663	104,525	103,689

Cash provided by (used in) investing activities
Maturity of short-term investments	109,182	—	299,414	235,743
Purchase of short-term investments	(25,079)	(8,939)	(253,868)	(240,974)
Additions to fixed assets	(5,126)	(2,187)	(16,454)	(12,588)
Acquisition costs, net of cash and cash equivalents	(152,199)	(2,193)	(152,199)	(2,193)

	(73,222)	(13,319)	(123,107)	(20,012)

Cash provided by (used in) financing activities
Issue of common shares	3,528	9,069	13,350	16,143
Purchase of Treasury shares	(501)	—	(501)	—
Repurchase of shares	—	(9,047)	(19,992)	(29,039)
Increase (decrease) in long-term debt and long-term liabilities	(3,767)	8,444	(9,231)	7,798

	(740)	8,466	(16,374)	(5,098)

Effect of exchange rate changes on cash	4,281	(146)	4,644	(972)

Net increase (decrease) in cash and cash equivalents	(13,954)	38,664	(30,312)	77,607

Cash and cash equivalents, beginning of period	176,542	154,236	192,900	115,293

Cash and cash equivalents, end of period	162,588	192,900	162,588	192,900

Short-term investments, end of period	79,670	121,629	79,670	121,629

Cash, cash equivalents, and short-term investments, end of period	$242,258	$314,529	$242,258	$314,529